EXHIBIT 99.2

4Q2008 EDCI Investor Conference Call Script
ACTUAL – 03/31/2009

EDCI – 4Q2008 & FY2008 EDCI Holdings, Inc.
Investor Conference Call

March 31, 2009 @ 4:30 EST

CORPORATE PARTICIPANTS

 Robert Chapman, Jr.
 EDCI Holdings, Inc. – Chief Executive Officer

Matt K. Behrent
EDCI Holdings, Inc. - Executive Vice President, Corporate Development

Clarke Bailey
EDCI Holdings, Inc. - Chairman

Kyle Blue
EDCI Holdings, Inc. – Office of the CFO:  Sr. Manager, External Reporting, Investor Relations

Roger Morgan
EDC, LLC – Vice President, International Operations

CONFERNCE CALL PARTICIPANTS

Alexandra Meyer
Baron Capital -Analyst

Philip Broenniman
Visium - Analyst

Richard Mansouri
DCM Fund –Analyst

Bob Coates
Proxy Capital – Analyst

John Nelson
State of Wisconsin Investment Board – Analyst

Jeremy Zue
Wedbush Morgan – Analyst

 Kent Rowett
Leeward Investments - Analyst

David Sandberg
Red Oak Partners - Analyst

Operator

Good afternoon. I will be your conference operator today. At this time, I would like to welcome everyone to the fourth quarter 2008 and full year 2008 investor conference call. (Operator Instructions). Thank you. Mr. Kyle Blue, you may begin your conference.

[KEB Introduction]:  Thank you, and good afternoon. This is Kyle Blue, Senior Manager of External Reporting, and head of Investor Relations for EDCI Holdings, Inc., the successor company to Entertainment Distribution Company, Inc. and before that entity, Glenayre Technologies.  I'd like to welcome you to EDCI Holdings' 4Q2008 Investor Conference Call.  Before we get started, I would like to remind you that this call is being recorded and the audio broadcast and replay of this teleconference will be available in the Investor Relations section of the Company's website at EDCIH.com.  You will also be able to find the related press release at the Company's website.

[Terminology]:  Throughout today’s call we shall refer to the public company EDCI Holdings as “EDCI,” and its investment in the CD/DVD manufacturer known as “EDC.”  “EDC Intl.” shall refer to EDC’s continuing UK and German operations and excludes the discontinued, now-sold U.S. operations.  In addition, the term “Disc” shall refer to CDs and DVDs combined, and excludes any returned disc processing volumes to EDC’s distribution operations.

[Safe Harbor Provision]:  The Private Securities Litigation Reform Act of 1995 contains the Safe Harbor provision for forward-looking statements. Forward-looking statements regarding the Company's operations and financial performance may be made during the call, and as you are aware, these statements may include projections regarding, among other things, future revenue and earnings results. Forward-looking statements are based upon the Company's current forecasts, expectations and assumptions, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected as described in the cautionary statements included in the Company's forms 10-Q and 10-K filed with the SEC. EDCI assumes no obligation to update any forward-looking statements and does not intend to do so. Throughout this call, the Company may present both GAAP and non-GAAP financial measures. A reconciliation of non-GAAP results to the most comparable GAAP financial measure is available on EDCI's website in the press release.  All non-GAAP financial measures are provided as a complement to the Company's GAAP results, and the Company encourages investors to carefully consider all GAAP measures before making an investment decision.

[4Q2008 Conference Call Speaker Introduction]:  I  would now like to turn the call over to EDCI’s Chief Executive Officer, Robert Chapman, Jr., having coming to you live from EDC’s and UMG’s HQ at 1755 Broadway in New York.

Robert L. Chapman, Jr. - EDCI Holdings, Inc. – Chief Executive Officer

Thank you, Kyle.  I appreciate all existing and prospective EDCI owners’ participation in our 4Q2008 investor conference call, which this year is being held three weeks later than normal to accommodate EDCI’s inclusion of discussion of the EDC Blackburn Ltd. – EDC GmbH (Hannover) consolidation plan, which was announced to EDC’s employees, customers, and suppliers just this morning in Europe. Given the multitude of public company conference calls I’ve endured over the past two decades on both the buy and sell-sides, I decided to have EDCI omit the traditional regurgitation of EDCI’s 4Q2008 and FY2008 financial results that all of you presumably have reviewed on your own over the past day.  Instead, on today's call I will give an unsurprisingly bleak overview of the 4Q2008 state of the Company’s CD and DVD manufacturing and distribution businesses, and then turn the call over to Matt Behrent, who will provide an update on EDCI’s strategic review and acquisition process.  Contrasting with Matt’s efforts to acquire a business, Clarke Bailey will provide the highlights of EDC’s divestiture of its U.S. operations that he negotiated and executed late last year.  Kyle Blue, one of three members of the Office of the CFO, then will break down EDCI’s 4Q2008 and FY2008 results, again which are available in the press release issued yesterday.  Finally, Roger Morgan has dialed in from Europe, from which he oversees EDC’s residual CD/DVD business, which he will overview along with today’s announced Blackburn-Hannover

Consolidation Plan that should leave EDC in much stronger, high-capacity utilization state than without such a transition.  Then, Kyle Blue will arrange to take your questions.

[4Q2008 EDC Overview]:  The 4Q2008 was an excruciating period to be in the CD manufacturing and distribution business, particularly in the United States where a 6.2% 4Q2008 GDP decline added cyclical insult to the secular injury of continued digital substitution to iPods.  Negative operating leverage from rapid Disc volume declines overwhelmed EDC’s high fixed cost, moderate gross margin businesses.   Plummeting disc volumes drove plummeting gross income, in turn eroding operating margins as the resultant minimal gross income struggled to cover EDC’s non-variable, fixed costs.  Simply stated, EDC has owned enormous plants with hundreds of employees, dozens of expensive machines, and various other fixed overhead that need to operate at high capacity utilization for operating profits to be generated, much less grow.  With this in mind, consider how EDC’s 4Q2008 global Disc volume declines of 19% in manufacturing and 24% in distribution wreaked havoc on EDC’s 4Q2008 operating income.  Though EDC’s 4Q2008 gross margin percentage only fell by 50 basis points Y/Y to 19.1% (torpedoed by EDC’s U.S. 4Q2008 gross margin % of merely 4%), EDC’s 4Q2008 severe volume and thus revenue decline, from ~ $124 MM to $93 MM, translated into a ~ $7 MM, or 27%, decline in gross income to $18 MM in the 4Q2008 in what is EDC’s peak profitability quarter that must cover EDC’s first nine months of cumulative operating losses.  If not for the nearly $5 MM Y/Y drop in EDCI’s 4Q2008 SG&A, EDC’s $18 MM quarterly gross income would have been far more challenged to create anywhere near the same operating income, and thus operating margin percentage, as it did during the 4Q2007.

[Disc Volumes Out of EDC Control]:  Outside of the obvious secular headwinds that thwart EDC’s forward progress is the sad fact that EDC’s disc volumes remain nearly entirely out of EDC’s control.  Instead, the strength of EDC’s top line rests in the hands of two other companies:  1) Universal Music Group, or UMG for short -- the company that in 2005 sold EDCI the EDC disc business, and 2) Apple Computer, which has come to dominate digital music distribution via its wildly successful iTunes and iPod offerings.  Thus, no matter how hard every hardworking EDC employee runs into those headwinds, either any failure by UMG to release albums that consumers want to buy, or success by Apple Computer to get those same consumers to download one single at a time, will push EDC’s business backwards.

[EDC-UMG Relationship]:  Speaking of UMG, I want to comment on what was at one point labeled a partnership between these two companies.  Nearly four years ago, Glenayre Technologies somehow was convinced by several music industry veterans to go into business with Universal Music Group as its primary manufacturer and distributor of CDs.  UMG currently represents around 73% of EDC’s revenues, and as such EDC regretfully is tied to any potential UMG failure in terms of signing, producing, marketing and releasing commercially viable artists, or simply competing against Steve Jobs at Apple Computer.  Again, any potential failure by UMG in its music CD business has an extremely high probability of causing a related failure at EDC.  Accordingly, UMG’s CD volume declines, which along with the industry began to accelerate negatively in 2007, have taken a toll on EDC’s income statement and balance sheet over the past few years.  Making matters more difficult for EDC has been the manner in which UMG has issued to EDC, though having withdrawn twice, Key Failure Notices, or KFNs, as a result of purported breaches of contractually minimum, though remarkably high nonetheless, service levels and other contractual obligations.  EDC has conveyed repeatedly to UMG that EDC believes the KFNs have been fabricated in an attempt by UMG to obtain negotiating leverage regarding, if not an outright exit from, its contracts with EDC.  At the end of February 2009, EDC elected that the most recent series of KFNs be adjudicated by arbitration, and I remain confident, based on Roger Morgan’s assertions and related evidence, that EDC will prevail in this matter.  However, should EDC lose its case in arbitration, UMG may have the right to move a significant percentage of its volume away from EDC or EDC could suffer monetary damages.  Such adverse outcome, given the negative operating leverage I described above, likely would have a material adverse effect on EDC’s profitability, liquidity and solvency.

[2009 Outlook]:  Looking ahead to 2009, with the sale and wind down of EDC’s U.S. operations, my primary focus as EDC CEO will be to continue to serve UMG and its other customers with extraordinary service levels and product quality, while taking other actions to maximize EDC’s now entirely international operations.  Industry estimates for 2009 volume decline rates have been around the 10% level,  but in this economy it’s anyone’s guess.

[EDCI Acquisition Program]:  With public market valuations for micro-cap potential targets plummeting, EDCI has ramped up its acquisition search to utilize its approximately seven and a half dollars per share in cash, on top of future tax savings exceeding an estimated $14 per share via nearly $300 million in tax loss carry forwards.  As the market has hammered small cap equities, such as EDCI’s stock at $4/share itself, control and non-control company buyers utilizing discipline have been rewarded with avoided losses; yet EDCI does not expect that will be the case indefinitely.  Though this is not EDCI’s official company record, I personally see the acquisition game plan as follows:  EDCI prudently makes a savvy acquisition using around $50 million, or over $7/share in equity, which immediately gets recognized by the market given the valuation and growth aspects of the deal accented by the effective conversion of the target’s pretax income to after-tax income, dollar for dollar, based on EDCI’s NOLs.  This will require significant overhead cuts by EDCI to ensure that holding company expenses do not dilute materially the target’s own pre-tax income.  Thus, finding and eliminating significant redundancies will be paramount.

[Handoff to MKB]:  I would now like to turn the call over to Matt Behrent, Executive Vice President in charge of Corporate Development, to discuss the progress we are making on the highly important, and fortunately much-delayed, acquisition front.

Matt Behrent - EDCI Holdings, Inc. - Executive Vice President, Corporate Development

[EDCI Cash + NOLs vs. Stock Price]:  Thank you.  Bob and I have been particularly focused on micro-cap public targets over the last several months, as we believe public market valuations adjusted downwards faster  than private markets.  We are seeing many acquisition opportunities that have interesting superficial valuations, but excessive asking prices and disintegrating fundamentals remain persistent impediments as follows:

[“LTM-itis”]:  The first and most confounding problem is that the bid-ask spread in potential M&A scenarios remains enormous.  Partial owners of potential targets are obsessed with yesterday’s far happier worlds --  their companies’ LTM–  or last twelve months – figures with regard to far higher recent share prices, multiples and fundamentals.  EDCI calls this insistence on using stale, inflated fundamental data for pricing a sales price, “LTM-itis”.  The 50% + share price haircut suffered by most micro cap stocks simply has not seasoned in the minds of most owners, and the sizable bounces, bear market or otherwise, from the lows of October and more recently March 9th have created some hope for a “V” shaped recovery in 2009.  As a result, owners  to whom we’ve spoken are looking for huge, 100% and at times 200-500% premiums, vs. current “depressed” market prices.  In contrast, EDCI Holdings is focused on the next, as compared to last, twelve months projected yet risky target fundamentals, which all of our analysis suggests will remain immensely challenging for micro-cap public and private companies.  Simply stated, EDCI is not going to chase target acquisitions controlled by irrational sellers lost-in-yesterday’s valuations.

[Falling Knife Risk]:  Second, we are looking for opportunities where there is some quantitative evidence of troughing fundamentals, which is a real challenge in the current environment.  With the economy in shambles, an acquisition in the next couple of quarters will likely require some cyclical thesis, but rest assured, EDCI will not try and catch a falling knife or make another declining industry bet.

[Industry Agnostic]:  In terms of target industries, EDCI remains agnostic.  EDCI has looked at every industry you can image, from defense companies with supposedly sticky, long-term government contracts, to defensive healthcare and consumer non-durable targets.  There are micro-cap opportunities in a wide variety of industries that are trading at attractive valuations, but again, the key problem is making sure that EDCI pays a trough multiple on trough fundamentals.

[Target Size $50-75 Million]:  In terms of size, given the frozen acquisition finance market, EDCI is mostly focused on opportunities we could acquire with little or no debt.  This means targets that would cost EDCI $50 million in equity from our cash, plus 50% leverage utilizing another $25 million.  EDCI could upsize this to around $100 million in target consideration, as I continue to hear that leverage of up to 1-to-1 debt-to-equity is available for the right opportunities.  However, given the likely cost of that debt, the risk a financing contingency creates in closing a transaction given the unpredictable credit markets, and our concerns about leverage given uncertain economic forecasts, it makes sense to look at smaller deals.  A good fit, however, would be a business with a reasonable current amount of debt and a lender who appreciates that their credit would be enhanced by a transaction with EDCI as a result of the essential conversion of pre-tax target income to after-tax income basis with no slippage due to the NOLs.

[Acquisition vs. Liquidation]:  Obviously, while time is on our side right now as a buyer, we remain very aware that this needs to be balanced against the time / value of a potential return of EDCI’s cash to its shareholders, especially as the number of shareholders who have purchased shares of EDCI below the EDCI unrestricted cash per share value grows over time.   EDCI’s Board continues to evaluate this option, but at this point believes the likelihood of significant upside from an acquisition  is more compelling than a near-term return of cash.

[Referrals Wanted]:  In closing, I’d like to again encourage portfolio managers with significant (approximately 10%) stakes in suitable public companies to contact me directly at (212) 331-2762.  Bob and I will respond to real offers – solid companies with realistic valuation expectations -  within hours.

[Handoff to CHB]:  I’d now like to turn the call over to EDCI Chairman Clarke Bailey, to discuss the EDC U.S. divesture to Sony DADC that he oversaw through much of the 2H2008.

Clarke Bailey - EDCI Holdings, Inc. - Chairman

EDC-Sony DADC Deal Overview:  Thank you, Matt.  The consummation on December 31, 2008 of the sale of EDC’s U.S. operations, and various ancillary equipment with a 1H2009 payment date, to Sony DADC, for $27.5 million and the potential to earn an additional $1.75 million based on future events, was critical to EDC.  The lethal combination of blistering  domestic double digit audio CD decline rates and a high fixed cost structure bled FY2008 EDC U.S. operating losses to over $11 million. To put this into perspective, during EDC’s first full year of ownership by Glenayre/EDCI just two years earlier, EDC U.S.’s FY2006 operating loss was just $2 million.  Obviously this was not a situation that EDC could allow to perpetuate, leading EDC to consummate a divestiture that  resulted in a 4Q2008 one-time accounting gain of ~ $3 million.  This was classic win-win M&A, where EDC U.S. was worth much more to Sony DADC as it could use old fashioned operating leverage by layering in EDC’s domestic volumes and associated gross income on top of that which was produced already at Sony’s existing manufacturing facility.

[EDC-Sony DADC Post Consummation Matters:]   As previously reported, this EDC-Sony deal involved the sale of EDC’s distribution facility in Fishers, Indiana, the U.S. distribution and manufacturing agreements with Universal Music and selected equipment from EDC’s manufacturing facility in Kings Mountain, North Carolina.  As part of the transaction, EDC was obligated to manufacture 4 million CD's in January and 2 million CD's in February for Sony DADC.  I am pleased to report that we have fulfilled that obligation and the facility ceased manufacturing on February 28, 2009.  Remaining activities at the Kings Mountain facility include; 1. shipment or scrapping of over 339 million component parts, which is approximately 90% complete, 2. the decommissioning of the facility, 3. the sale of the remaining equipment and 4. the sale of the building.  We are in the process of engaging a firm to conduct an auction of the equipment and are actively seeking buyers for the building.  The building is listed at a price of $8.9 million, but given the economic environment it could take time and a significant price cut to dispose of the facility.  At December 31, 2008, EDC had approximately $8 million in cash at EDC USA to satisfy the post closing liabilities.

[EDC Kings Mountain Employees Message:]  I would like to take this time to thank all the employees in Kings Mountain for their years of service, dedication and commitment.  The closing of the facility was not out of choice, and was an agonizing decision.  We wish all of our former employees success in the future and once again thank them.

[EDC Intl. Strategic Alternatives:]  Finally, we continue to explore strategic alternatives for the remaining EDC operations in Europe in addition to today’s announced Blackburn-Hannover consolidation.

There can be no assurance that we will achieve a successful outcome given the worldwide recession, state of the music industry, constrained credit markets and the legacy severance-related costs in Germany.

[Handoff to KEB]:  I’d now like to turn the call over to the Office of the CFO, from which Kyle Blue will comment on the fourth quarter and full year results

Kyle E. Blue - EDCI Holdings, Inc. – Office of the CFO

[4Q2008 Revenue Delta]:  Thank you, Clarke.  4Q2008 EDC Intl. revenues weakened 24% Y/Y to ~ $66 million, driven in part by a 13% Y/Y disc volume decline itself exacerbated by the global recession, digital substitution to iPods and relatively light new release schedule of a major customer.  However, just over half of the 4Q2008 EDC Intl. revenue decline was due to the very strong US$ vs. the Euro and British Pound.  In addition, EDC Intl. lost UPI to Cinram as an 11% international distribution customer.  Highlighting the severity of EDC Intl.’s 4Q2008 vs. the prior nine months, FY2008 EDC Intl. revenues fell only 6% to ~ $238 million for that full year comparable period.

[4Q2008 Gross Margin Delta]:  4Q2008 EDC Intl. gross income fell 20% Y/Y to ~ $17 million, despite a 4Q2008 gross margin percentage increase to 25% from 24% Y/Y and from ~ 19% sequentially Q/Q.  Again, over half of the 4Q2008 gross income Y/Y decline was attributable to the strong US$.  4Q2008 EDC Intl. gross margin percentage was positively impacted by a higher percentage of our revenues coming from higher margined UMG, cost savings initiatives, and the absence of an approximate $2 million one-time charge related to a printed materials write-off.

[4Q2008 Operating Margin Delta]:  Excluding the $26 million non-cash intangible impairment charge, 4Q2008 EDCI operating income was essentially flat Y/Y at around $10 million, despite a gross income decline of 20% Y/Y.  This, due to the definition of operating income, obviously came from a massive SGA% improvement Y/Y.  EDC Intl. 4Q2007 operating income and margin was hit by identical ~ $2 million quarterly write-offs for printed materials write-off, and accounts receivables from Germany-based ODS Business Services that, fortunately, did not repeat in 4Q2008 as ODS could only go into administration against us once.  Excluding 4Q2007 and 4Q2008 one-time charges for an apples-to-apples comparison, 4Q2008 EDC Intl. operating income fell 35% Y/Y, and 4Q2008 EDC Intl. operating margin percent fell 3 %pts. Y/Y to 16%.However, just under a third of this EDC Intl. 4Q2008 35% operating income decline was attributable to a very strong U.S. dollar translating EDC Intl. euro and British pound-denominated income streams back into U.S. dollar-based financial statements.

Now onto full year, vs. quarterly, 2008 delta explanations.  Again, due to the many moving parts during the 4Q2008, feel free to call me after the call if you need clarification on any of these numbers.

[FY2008 Revenue Delta]:  FY2008 EDC Intl. revenues declined 6% Y/Y to ~ $238 million, driven in part by a 7% Y/Y disc volume decline with little impact from the US$ exchange rates.  The recessionary and disappointing new release schedule that hit EDC Intl. particularly hard in the 4Q2008 negatively impacted FY2008 revenues to a lesser degree over the entire year’s period.

[FY2008 Gross Margin Delta]:  FY2008 EDC Intl. gross income fell 4% Y/Y to ~ $48 million, while FY2008 gross margin percentage remained steady Y/Y at 20%.  FY2008 EDC Int’l gross income was hit by ~ $2 million in restructuring related severance costs, whereas FY2007 EDC Int’l gross income was hit by a one-time charge of ~ $2 million for a printed materials write-off.

[FY2008 Operating Margin Delta]:  FY2008 EDC Int’l operating income, excluding the impairment charge and also severance of ~ $3 million, fell 21% Y/Y, excluding FY2007’s ~ $2 million in one-time charges for each of printed materials and for accounts receivables from Germany-based ODS Business Services.  30% of FY2008 EDC Int’l operating income decline is attributable to the strong US$ translation.  The sharp decline in the EDC Int’l operating income was more than offset by corporate SG&A savings, including ~ $3 million in lower professional fees primarily covering stock option litigation, ~ $2 million in lower wages, benefits and severance, and ~ $2 million in other cost reductions including T&E, stock compensation and franchise taxes.

[YE2008 Balance Sheet Delta - Cash]:  Turning our attention to EDCI’s all important balance sheet with its cash hoard, EDCI ended 2008 with ~ $52 million, or ~ $7 ¾ in cash per share, in holding company cash – almost all in U.S. treasury bills, down from ~ $56 million at year-end 2007.  During the final three months of 2008, EDCI holding company cash actually rose due to a $1.5 million check EDCI received from AIG for recovered stock option litigation costs.  EDC itself, separate from the holding company, has $23 million in cash excluding the $5 million held in escrow related to the Kings Mountain shutdown.  This year-end 2008’s $75 million in consolidated, unrestricted cash and short-term investments is down almost $20 million from year-end 2007’s $93 million total, primarily due to debt reduction throughout the year.

[YE2008 Balance Sheet Delta – EDCI Cash Burn Rate]:  EDCI’s 2009 budgeted holding company cash burn rate, before interest income, is currently anticipated to be $3.6 million, or ~ 50 cents per share in cash burn, down ~ 20%, compared to $4.4 million in FY2008, and nearly $11 million in FY2007. The EDCI holding company cash burn rate includes a 15% reduction in compensation costs through the elimination of non-essential positions, and a 36% reduction in professional fees through the reigning in of the unrestrained practice of using outside resources. We also instituted a Company-wide wage freeze and a very financially prudent Travel and Entertainment Policy that for example reduces hotel per diem costs by 50%.

[YE2008 Balance Sheet Delta – EDCI Cash Burn Rate – Interest Income]:  EDCI’s burn rate could be far less if not for its Fall of 2008 movement of its cash out of low-mid single digit yielding, short-term corporate bonds, and into essentially interest free U.S. treasury bills.  That part of the burn rate problem can be reduced by moving the cash into high, or higher, yielding fixed income securities or closed end funds, authority for which EDCI this month received Board approval for up to $10 million of the ~ $50 million in cash equivalents.  However, based on EDCI CEO Robert Chapman’s current view of the recent rally in such bonds and bond funds, none of this $10 million limit has been utilized since authorization was received.

[YE2008 Tax Loss Carryforwards/ NOLs]:  As of YE2008, EDCI had $288 million of unrestricted U.S. tax NOLs, translating into approximately $14/share of future tax savings based on a 33% corporate tax rate.  These NOLs, which can be used to offset future taxable income, begin to expire ten years from now in 2019.   I continue to monitor extremely closely EDCI’s 382 limitations, keeping close track on the impact of the buyback program on shareholders currently outside the all-important three-year window.  EDCI must be careful with its buyback so as not to inadvertently thrust sub-5% shareholders into that Section 382 bucket. EDCI Holdings strongly recommends that any EDCI Holdings shareholders approaching 5% notify EDCI management in order to reduce the odds of EDCI inadvertently impairing its NOL tax situation.

[Buyback Program]:  During the first nine months of 2008, EDCI repurchased approximately 325,000 shares of EDCI common stock, at an average price of $4.38/share, including approximately 175,000 under the stock buyback plan that authorized EDCI to repurchase up to one million shares over the 12-month period ending June 2009. EDCI made no stock repurchases during the 4Q2008 due to concerns over inadvertently thrusting sub-5% owners into the 5% category, combined with EDCI’s stock trading well over $4/share for much of the quarter that wasn’t blacked out. Any future repurchases made under our stock buyback plan must be done in such a manner that ensures that EDCI has a sound cushion in regards to the change of ownership requirements, and are thus not endangering the NOLs.  I should note that under Rule 10b-18 of the Securities and Exchange Act of 1934, we are limited in how many shares we can purchase in the open market on any given day.  In addition, our buyback program is subject to blackout periods.

[YE2008 Balance Sheet Delta - Debt]:   EDCI, at the holding company, non-consolidated level, continued to be essentially debt-free throughout 2008.  EDC ended 2008 with long term debt of around ~ $10 million, down by over 70% from just three months earlier at the end of the 3Q2008.  EDC used over $25 million from the Sony deal to cover most of its nearly $29 million, 4Q2008 debt extinguishment.  Including this 4Q2008 lump sum repayment, since being acquired EDC has made principal repayments of ~ $93 million against two forms of debt:  Wachovia term loans and revolvers, which originated in 2005 at ~ $57 million combined, and to UMG for deferred acquisition costs in the form of future rebates, which began at around

$46 million.   I have heard various investors opine that the only beneficiaries from Glenayre’s purchase of EDC have been its seller - UMG, creditors such as Wachovia, customers – again primarily UMG, and well-compensated employees, with EDCI’s owners being conspicuously absent from that list.  This view has not been lost on our CEO, or any other senior executives at EDCI.

[YE2008 2008 Balance Sheet Delta – A/R]: Year-end 2008 EDC Int’l accounts receivables DSO stood at 26 days, identical as on December 31, 2007.  EDC Int’l will continue to closely monitor its receivable balances and customer credit terms in this increasingly difficult operating environment, in an effort to minimize the Company’s exposure to collection issues.

[Handoff to RJM]:  I would like to now turn over the call to Roger Morgan, Executive Vice President, International Operations of EDC, LLC to review the operating results.

Roger Morgan - EDC, LLC – Executive Vice President, International Operations

Thank you, Kyle.

[Intl. Disc Industry Trends]:  The rate of decline experienced in EDC’s international markets is, as yet, not nearly as severe as that experienced in the US market, reflecting a  much  slower rate of substitution to digital distribution. However, EDC’s competitors in the physical packaged product space became increasingly desperate to fill rising excess capacity as demand fell.  This excess CD manufacturing capacity in FY2008 drove the closure of two large replicators in EDC’s international area, and a third has closed in 1Q2009. As is often the case, significant excess capacity continued to fuel downward pressure on pricing which resulted in EDC Int’l making the conscious decision to withdraw from certain market segments as pricing levels had become unpalatable.  EDC Intl’s selective decisions to turn away low-to-no profit volume alone resulted in a 3% pt. impact included in EDC Intl.’s overall FY2008 7 % Y/Y volume decline.

[EDC 4Q2008 Volumes and Delta Explanation]:  The now-sold EDC U.S. business was in a state of meltdown in the 4Q2008, with EDC U.S. 4Q2008 Disc manufacturing volume down an astounding 33% Y/Y while EDC U.S. 4Q2008 Disc distribution volume fell 26% Y/Y.  This downtrend worsened as the quarter neared year-end, with EDC U.S. 12/2008 Disc manufacturing volume down a record setting 34% Y/Y and EDC U.S. 12/2008 Disc distribution volume down a record setting 22% Y/Y.  4Q2008 EDC Intl. manufacturing and distribution volumes were down 13% Y/Y.  This was partly due to a very difficult comparison to the prior year period, as 4Q2007 reflected a strong volume of new releases, and also due to the slippage of some new releases from 4Q2008 to 1Q2009.  EDC’s Hannover, Germany 4Q2008 Disc manufacturing volume fell 17% Y/Y while EDC Hannover Disc Distribution volume fell 20% Y/Y, though 11%pts of that 20% Y/Y distribution volume decline came from the lost customer UPI, which went to a competitor Cinram who were able to offer a more comprehensive pan European solution. EDC’s Blackburn, UK 4Q2008 Disc manufacturing volume fell “only” by  1 % Y/Y but already finds itself giving back that relative volume performance in the 1Q2009 following a significant order from cut a particular client.

[EDC FY2008 Volumes and Delta Explanation]:  Obviously, extremely soft retail CD sales, due to the economy and digital substitution, and the relatively small number of major new releases hammered EDC’s volumes.  During FY2008, the U.S. music industry reported physical/CD sales declines of approximately 20% Y/Y.  During 2008, EDC’s international manufacturing and distribution, which had suffered less than the U.S. due to [Balance of RJM's prepared remarks not delivered due to telecommunications problem] higher CD popularity and less downloading in Europe, also took a significant hit of approximately 7% Y/Y.  The UK, as a country vs. EDC Ltd./Blackburn, in the 4Q2008 experienced 2% CD volume declines, which would have been far worse if not for a 2% increase in UK market wide volume in December that covered up the brutal 11% decline of the prior month of November.  For FY2008, UK CD market wide volumes declined 6% Y/Y. Germany, as a country vs. EDC GmbH/Hannover, in the 4Q2008 experienced 2%  CD volume declines, which was a third of FY2008 Germany  market wide CD volume declines of 7%, like in the UK benefitting from Y/Y gains in December that covered up  a  difficult November decline.   EDC’s international DVD volumes plummeted 33% Y/Y, largely due to the withdrawal from certain market segments, and the reduced emphasis on the inclusion of free bonus DVDs included in CD/DVD sets.  Given the 4Q2008 dire global GDP declines, increasing consumer anxiety, and the fact that EDC manufactures and distributes one of the only objects on Earth that can be obtained, though illegally, for free in 30 seconds or less, EDC expects the brutal CD manufacturing and operating environment to continue into 2009.

[Blackburn – Hannover Consolidation]:   Based on an extensive feasibility analysis that was based in part on a particular customer delivering to EDC Blackburn Ltd. in early February 2009 of a sizable percentage cut in that customer’s volume forecast for Blackburn that month, EDC’s Board of Directors made a clear determination that it was not commercially reasonable to continue serving EDC’s customers out of that Blackburn manufacturing facility. As a result, EDC’s Board has approved a plan to consolidate manufacturing volumes currently in EDC Blackburn Ltd. by essentially ending the subcontracting to Blackburn, over the balance of FY2009, of various Hannover-owned manufacturing contracts such as UMG-UK’s volumes.  Like is the case with the employees of EDC U.S.’s Kings Mountain to which Clarke Bailey referred earlier, I want to thank EDC Blackburn’s entire team for their efforts over the past several years.  More details of the Blackburn-Hannover consolidation will be released on EDCI’s 1Q2009 Investor Conference Call.

[Handoff to RLCjr]:  I'd like to turn the call back to Bob for some final comments before we go to the Q&A

Robert L. Chapman, Jr - EDCI Holdings, Inc. – Chief Executive Officer and Director

Thank you, Roger.  In closing, as EDCI and EDC’s new CEO, I am making difficult and often unpopular decisions because the global economic and compact disc meltdown dictate that must be the case.  This includes amputating sources of prospective blood loss, eliminating relatively unproductive yet costly human, legal and other resources, and being damn sure our acquisition is well conceived, receives massive due diligence, is properly priced to create a mouth watering risk/reward, and is closed only if the target’s attributes do not experience a material adverse change – increasingly likely in today’s economy - between agreement and consummation.  In addition, like other EDCI owners, both large such as Chapman Capital and smaller investors who made the same bet on CD’s as did Glenayre, EDCI has limited patience with this entire process.  Whether this means six months or far longer depends on the circumstances at the time of the decision.  Only with great hesitation would I agree to throw away around $14/share of future tax benefits on a $4/share stock in an environment that is increasingly target rich and acquirer poor . I would like now to turn the call over to the operator for questions and answers.

END

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